Exhibit 99.2

NYSE: MDV

QUARTERLY SUPPLEMENTAL DATA

March 31, 2024

Financial Information

and

Portfolio Information

Modiv Industrial, Inc.
Supplemental Information - First Quarter 2024

About the Data	3

Company Overview	4

Financial Results
Earnings Release	5
Consolidated Statements of Operations - Last Five Quarters	9
Property Portfolio - Statements of Operations - First Quarter of 2024	11
Consolidated Statements of Comprehensive (Loss) Income - Last Five Quarters	13
Earnings (Loss) Per Share - Last Five Quarters	14
FFO and AFFO - Last Five Quarters	15
Property Portfolio - FFO and AFFO - First Quarter of 2024	17
Adjusted EBITDA - Last Five Quarters	18
Leverage Ratio	19
Balance Sheets and Capitalization
Capitalization	20
Consolidated Balance Sheets	21
Property Portfolio - Balance Sheets - As of March 31, 2024	22
Debt Overview	23
Credit Facility and Mortgage Notes Covenants	24

Real Estate
Real Estate Acquisitions	25
Real Estate Dispositions	26
Top 20 Tenants	27
Property Type	28
Tenant Industry Diversification	29
Tenant Geographic Diversification	29
Lease Expirations	30

Appendix
Disclosures Regarding Non-GAAP and Other Metrics	31

About the Data

This data and other information described herein are as of and for the three months ended March 31, 2024 unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with Modiv Industrial, Inc.'s (f/k/a Modiv Inc.) Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 7, 2024 and Quarterly Report on From 10-Q for the quarter ended March 31, 2024, including the financial statements and management's discussion and analysis of financial condition and results of operations filed on May 2, 2024.

Forward-Looking Statements

Information set forth herein contains forward-looking statements, which reflect our current views regarding our business, financial performance, growth prospects and strategies, market opportunities, and market trends. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. All of the forward-looking statements herein are subject to various risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance, and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from such forward-looking statements. These factors include, but are not limited to, changes in the rate of inflation and interest rates, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and dispositions and the timing of any acquisitions and dispositions, supply-chain disruptions and negative impacts associated with the violence and unrest in the Middle East, and the ongoing Russian war against Ukraine and sanctions which have been implemented by the United States and other countries against Russia and Iran. These and other risks, assumptions, and uncertainties are described in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on any forward-looking statements included herein. All forward-looking statements are made as of the date of this document and the risk that actual results, performance, and achievements will differ materially from the expectations expressed or referenced herein will increase with the passage of time. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Company Overview

Modiv Industrial, Inc. (NYSE:MDV) (“Modiv Industrial”, the “Company”, “we”, “us” and “our”) is a real estate investment trust (“REIT”) that acquires, owns and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation's supply chains. For more information, please visit: www.modiv.com.

Modiv Industrial strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.

Management Team:	Independent Directors:

Aaron S. Halfacre	Adam S. Markman
Chief Executive Officer and Director	Chairman of the Board

Raymond J. Pacini	Curtis B. McWilliams
Chief Financial Officer and Secretary

John C. Raney	Kimberly Smith
Chief Operating Officer and General Counsel

Sandra G. Sciutto	Thomas H. Nolan, Jr.
Chief Accounting Officer

William R. Broms	Connie Tirondola
Chief Investment Officer

Investor Inquiries:
management@modiv.com

Transfer Agent:
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
800-736-3001

Modiv Industrial Announces First Quarter 2024 Results

Management Provides NAV per share and Forward-Looking Thoughts

Reno, Nevada, May 2, 2024 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the first quarter ended March 31, 2024.

Highlights:

•	First quarter rental income of $11.9 million increased $1.6 million, or 15.4% year-over-year.

•	First quarter AFFO of $3.3 million increased $0.2 million, or 6.6% year-over year.

•	Received $1.4 million non-refundable deposit, following the completion of due diligence, on the previously announced disposition of our Issaquah, Washington office property to KB Home (NYSE: KBH).

•
Entered into a letter of intent (LOI) to acquire an industrial manufacturing property for $6,400,000 with a company that produces optical systems for the defense and aerospace industries. The property is located in the Tampa Florida MSA and the tenant is expected to enter into a 20-year lease, with 2.85% annual rent escalations, at an initial cap rate of 8.13% and a weighted average cap rate of 10.75%.

•	Cash balance of $18.4 million as of March 31, 2024 and $150 million available on our revolving credit facility.

•	Obtained independent appraisals of real estate portfolio as of January 31, 2024.

•	Compelling upside opportunity in current share price when compared to our implied average NAV per share of $23.63 and our current GAAP book value per share of $15.64.

•	Fully covered dividend yield of 7.72% based on our closing price of $14.90 on May 1, 2024.

“Of all the quarterly earnings releases, first quarter is always the most quirky given in terms of timing that it comes so soon after the release of fourth quarter results. In our case, we were speaking about 2023 results less than 60 days ago. During that short time, the broader market has consistently delivered the price volatility, economic uncertainty and geo-political risk that have plagued us for what feels like dog years now. Here at Modiv, we too have been consistent with what we do – patient, nose-to-the-grindstone execution. Though we have no seismic shifts to announce today, we have been steadfast in our focused pursuit of a tectonic transformation. Let’s get to it…

Business Outlook:

Acquisition Activity – Like a sniper laying prone for a seemingly endless period of time, scanning for the right target and adjusting for the wind, before they find their shot, we too have been ever so patient in our acquisitions process over the past six plus months as we waited to pull the trigger on the right transaction. Though its just an LOI, and subject to the normal contingencies of due diligence, we are pleased that the Tampa MSA acquisition we have found meets our very specific goal of acquiring a manufacturing facility in an industry that is both critical and durable. Furthermore, this transaction highlights our ability to make single asset purchases on an unlevered and accretive basis. Should it pass due diligence, this acquisition is anticipated to close late May/early June and then we can share more details.
True, it’s a small transaction that won’t profoundly move the needle, but it definitely showcases our discipline, our patience and our self-restraint to not hammer out rote acquisition volume for the sake of big numbers. If you see yourself as a hammer, then everything else you see is a nail, and we believe that hammers aren’t heroes in this current market.

Disposition Activity – Though we previously announced the sale contract with KB Home to buy our Issaquah, Washington office asset (currently leased to Costco), it is nice to have their exhaustive due diligence behind us and the $1.4 million deposit now fully non-refundable. That’s good news as KB Home is very thorough and wouldn’t give up that money if they weren’t serious. Unexpectedly, as KB Home went through city zoning and approvals, it came to everyone’s attention that there was a recently legislated environmental setback requirement of 150 feet along one side of the property line. This setback requirement resulted in less buildable area and, as a result, less townhome units they could sell. After some back and forth, we ultimately agreed upon a new selling price of $25.3 million to enable both parties to move forward. From our perspective, selling for a slight reduction in price that leads to more housing options in that tight residential market was a better outcome than us trying to lease or sell a soon-to-be empty office building. Additionally, should they find a way to fit a higher number of townhomes on the site through their design efforts, then we have a mechanism in place that increases the ultimate sales price by $325,000 for each additional unit. Lastly, getting to collect the full rent from our existing tenant for the next year is a big plus. We think this dispo is a win-win.

Recent External Valuations – In the past six years we have had our portfolio of assets independently appraised (and publicly disclosed) a total of 10 times. Why? Simply put, we believe that data informs decision-making and transparency empowers awareness. This year we elected to increase the data and transparency by having two nationally recognized valuation agents independently appraise the same portfolio of assets. Historically, we have engaged just Cushman & Wakefield to conduct an appraisal. This year we engaged both Cushman & Wakefield and CBRE. We took the data from their estimates of values for our properties (and our fixed rate mortgages) and then we calculated our net asset value (NAV) per share as delineated in the table further below and also in our accompanying 8-K filing. The result of our calculations imputes an average NAV of $23.63 per share – a greater than 50% premium to where we have recently been trading. Appraisals are just one of the many forms of valuations, and like the other forms (e.g. discounted cash flow models, analysts’ consensus targets, cap rate analysis and P/AFFO metrics) all suggest that MDV is currently trading below fair value. What you do with this information is completely up to you, but for us it drives our motivation to work tirelessly to close the value gap and to work with those investors who wish to do the same.

Discussions with Potential Strategic Partners – As we mentioned in our fourth quarter 2023 earnings release, we have had some very productive conversations with a few investors that believe in our asset class and see the opportunity. Over the past 60 days we have narrowed down our conversations to two possible strategic partners that both have existing industrial manufacturing portfolios and both are contemplating the contribution of their assets in exchange for our equity. These two possible partners are both well known, have great reputations and are quite savvy. As you can imagine, given the current market backdrop, the conversations are more nuanced than they might otherwise be. Negotiating, in this instance, is not unlike doing integral calculus with an array of principal variables with finite value ranges that are uniquely and collectively impacted by each other as well as from other derivative variables that are constantly changing.  This calculus is notably more difficult given our desire to see if we can manifest all three of us coming together – the benefits of such a combination could lead to considerably more economic scale, greater diversification, meaningful index inclusion buying, increased trading float and a higher percentage of institutional ownership.

Imagine three battleships, each very capable in their own right. One battleship is anchored along the shore of Miami, one battleship is anchored along the shore of England and the third battleship is in the middle of the Atlantic Ocean. Imagine that Modiv is that third battleship and from our vantage point we can clearly see an easy path to either the shore in Miami or the English shore – we could go toward either. Now the battleship alongside the Miami shore has a harder time seeing a path toward the battleship alongside the English shore, and vice versa. What we are presently attempting to do is to get all three battleships to sail to a new location and to form an armada of strength that no individual battleship could obtain on their own. Stormy market weather, economic currents and geo-political waves mean that each ship must be very thoughtful (and patient) when it comes to seafaring.

Obviously, we aren’t so barmy as to take an all or nothing approach at the expense of viable alternatives. Negotiating in volatile markets can be a fatiguing and frustrating exercise, sometimes the ideas make sense but the timing is off. At this stage of the process, we see the range of outcomes that could possibly arise (in no particular order or probability) as: 1) a three-way deal; 2) a two-way deal with either party; 3) no deals at all; or 4) no deals for now. There are no assurances that anything will manifest, but we can tell you we are working hard to see if something can. We will keep you posted.

Ok, I think that about does it. Until we meet again… hug your families, enjoy life and stay modivated!” – Aaron Halfacre, CEO of Modiv Industrial.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Thursday, May 2, 2024, at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time, to discuss the first quarter 2024 operating results and answer questions.

Live conference call: 1-877-407-0789 or 1-201-689-8562 at 10:30 a.m. Eastern Time, Thursday, May 2, 2023

Webcast: To listen to the webcast, either live or archived, please use this LINK or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 7, 2024. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated May 2, 2024 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.

Inquiries:
management@modiv.com

Modiv Industrial, Inc.
Consolidated Statements of Operations - Last Five Quarters

(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Income:
Rental income (a)	$11,900,567	$12,288,516	$12,500,338	$11,836,563	$10,311,182
Management fee income	65,993	65,993	65,993	65,993	65,993
Total income	11,966,560	12,354,509	12,566,331	11,902,556	10,377,175

Expenses:
General and administrative	1,999,401	1,402,055	1,735,104	1,597,776	1,908,055
Stock compensation expense (b)	1,378,502	1,381,001	8,469,867	660,170	660,169
Depreciation and amortization	4,133,501	4,147,570	4,175,209	3,956,334	3,272,061
Property expenses (c)	983,982	731,081	1,195,224	1,527,868	1,706,843
Impairment of real estate investment property (d)	—	888,186	—	—	3,499,438
Total expenses	8,495,386	8,549,893	15,575,404	7,742,148	11,046,566

Gain (loss) on sale of real estate investments (e)	3,187,806	—	(1,708,801)	—	—
Operating income (loss)	6,658,980	3,804,616	(4,717,874)	4,160,408	(669,391)

Other income (expense):
Interest income	123,839	28,967	26,386	216,841	53,695
Dividend income	108,373	285,000	190,000	—	—
Income from unconsolidated investment in a real estate property	73,854	72,043	79,164	72,773	55,567
Interest (expense) income, including unrealized gain or loss on interest rate swaps and net of derivative settlements (f)	(2,307,149)	(7,045,059)	(2,922,918)	179,931	(4,018,792)
(Decrease) increase in fair value of investment in common/preferred stock (g)	(20,574)	978,658	440,000	—	—
Other	—	33,724	—	—	—
Other (expense) income, net	(2,021,657)	(5,646,667)	(2,187,368)	469,545	(3,909,530)

Net income (loss)	4,637,323	(1,842,051)	(6,905,242)	4,629,953	(4,578,921)
Less: net (income) loss attributable to noncontrolling interests in Operating Partnership	(912,864)	546,967	1,368,896	(649,643)	816,199
Net income (loss) attributable to Modiv Industrial, Inc.	3,724,459	(1,295,084)	(5,536,346)	3,980,310	(3,762,722)
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$2,802,584	$(2,216,959)	$(6,458,221)	$3,058,435	$(4,684,597)
Net income (loss) per share attributable to common stockholders:
Basic	$0.33	$(0.29)	$(0.86)	$0.41	$(0.62)
Net income (loss) per share attributable to common stockholders and noncontrolling interests:
Diluted	$0.33	$(0.29)	$(0.86)	$0.35	$(0.62)

Weighted-average number of common shares outstanding:
Basic	8,568,353	7,621,871	7,548,052	7,532,106	7,532,452
Diluted (h)	11,359,258	7,621,871	7,548,052	10,638,311	7,532,452

Distributions declared per common share (i)	$0.2875	$1.3975	$0.2875	$0.2875	$0.2875

(a)	Rental income includes tenant reimbursements for property expenses.

(b)
Stock compensation expense in the third quarter of 2023 included a one-time non-cash catch-up adjustment of $7,822,197 related to our determination that at that time it was probable that we would achieve our performance target for FFO of $1.05 per diluted share for the year ended December 31, 2023, exclusive of the dilutive effect of the performance units and related stock compensation expense. Our FFO per fully diluted share excluding the dilutive impact of the performance units and the related stock compensation expense was $1.77 for the year ended December 31, 2023. The $0.72 of FFO per diluted share in excess of the performance target of $1.05 per diluted share exceeded the target by 69%. As a result of achieving our performance target of FFO of $1.05 per diluted share (excluding the performance units), our Class R OP Units automatically converted based on a conversion ratio of 2.5 Class C OP Units for each Class R OP Unit for a total of 790,857 Class C OP Units, some of which were then exchanged for the Company's Class C Common Stock, as of March 31, 2024. Stock compensation expense of $733,332 for the performance units was recorded for the fourth quarter of 2023 and the first quarter of 2024 to recognize the final vesting periods.

(c)	Property expenses are largely offset by tenant reimbursements included in rental income.

(d)
The impairment charges for the first and fourth quarters of 2023 relate to an office property located in Nashville, Tennessee leased to Cummins, Inc. through February 29, 2024, which was sold on February 28, 2024. We determined that an impairment charge in the first quarter of 2023 was triggered by expectations of a shortened holding period and estimated the property's fair value based upon market comparables at the time. The additional charge in the fourth quarter of 2024 was based on the sale agreement executed on December 15, 2023, reflecting the excess of the property's carrying value over the property's contracted sale price less estimated selling costs for the sale.

(e)
Gain on sale of real estate investments of $3,187,806 for the first quarter of 2024 relates to the sales of two non-core properties. Loss on sale of real estate investments for the third quarter of 2023 includes a loss of $(1,887,040) on the sale of 13 non-core properties to Generation Income Properties, Inc. ("GIPR") (11 retail and two office), partially offset by a gain on the sale of the Rocklin, California property. Sale proceeds from the GIPR sale included cash of $30,000,000 and newly issued GIPR preferred stock with a liquidation value of $12,000,000. The loss includes the $2,380,000 difference between the $12,000,000 liquidation value and the $9,620,000 fair value of our investment in GIPR’s newly-created Series A Redeemable Preferred Stock received on August 10, 2023.

(f)
Interest expense (income), including unrealized gain or loss on interest rate swaps and net of derivative settlements in the first quarter of 2024 includes $1,036,270 of net unrealized gain on interest rate swaps and $1,670,732 of derivative cash settlements received. The fourth quarter of 2023 includes $3,400,139 unrealized loss on interest rate swaps, net of $1,617,279 of derivative cash settlements received. The third quarter of 2023 is net of $795,425 unrealized gain on interest rate swaps and $1,586,641 of derivative cash settlements received, the second quarter of 2023 is net of $3,708,597 unrealized gain on interest rate swaps and $1,401,716 of derivative cash settlements received and the first quarter of 2023 includes $1,722,184 unrealized loss on interest rate swaps and is net of $1,074,085 of derivative cash settlements received.

(g)	Decrease (increase) in fair value of investment in common/preferred stock reflects adjustments to fair value.

(i)
Diluted shares outstanding for periods when we reported a net loss do not include the OP Units since they would be anti-dilutive. Diluted shares during the first quarter of 2024 and the second quarter of 2023 include Class C, Class M, Class P and Class R OP Units.

(j)
Distributions for the three months ended December 31, 2023 include the distribution of GIPR common stock of $1.11 per share declared on December 29, 2023 which reflects 0.28 shares of GIPR common stock per one share of our stock multiplied by $3.95 which was the closing price of GIPR common stock on December 29, 2023.

Modiv Industrial, Inc.
Property Portfolio - Statements of Operations - First Quarter of 2024

(Unaudited)
	Three Months Ended March 31, 2024
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (2)	Non-Property & Other (3)	Consolidated
Income:
Rental income	$8,663,832	$2,757,676	$479,059	$—	$11,900,567
Management fee income	—	—	—	65,993	65,993
Total income	8,663,832	2,757,676	479,059	65,993	11,966,560

Expenses:
General and administrative	—	—	—	1,999,401	1,999,401
Stock compensation expense	—	—	—	1,378,502	1,378,502
Depreciation and amortization	3,279,932	808,902	44,667	—	4,133,501
Property expenses	535,562	331,346	117,074	—	983,982
Impairment of real estate investment property	—	—	—	—	—
Total expenses	3,815,494	1,140,248	161,741	3,377,903	8,495,386

Gain on sale of real estate investments, net	3,178,860	—	8,946	—	3,187,806
Operating income (loss)	8,027,198	1,617,428	326,264	(3,311,910)	6,658,980

Other income (expense):
Interest income	—	—	—	123,839	123,839
Dividend income	—	—	—	108,373	108,373
Income from unconsolidated investment in a real estate property	73,854	—	—	—	73,854
Interest expense, including unrealized gain on interest rate swaps and net of derivative settlements (4)	(4,014,099)	(1,121,538)	(131,606)	2,960,094	(2,307,149)
Decrease in fair value of investment in common stock	—	—	—	(20,574)	(20,574)
Other expense, net	(3,940,245)	(1,121,538)	(131,606)	3,171,732	(2,021,657)

Net income (loss)	4,086,953	495,890	194,658	(140,178)	4,637,323
Less: net income attributable to noncontrolling interest in Operating Partnership	—	—	—	(912,864)	(912,864)
Net income (loss) attributable to Modiv Industrial, Inc.	4,086,953	495,890	194,658	(1,053,042)	3,724,459
Preferred stock dividends	—	—	—	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$4,086,953	$495,890	$194,658	$(1,974,917)	$2,802,584

(1)
We categorize Tactical Non-Core Assets as those assets that offer compelling value-add or opportunistic investment characteristics when measured over a near-term or interim holding period. We currently hold three such assets: (i) our tactical non-core acquisition of a leading KIA auto dealership located in a prime location in Los Angeles County acquired in January 2022, which was structured as an UPREIT transaction resulting in a favorable equity issuance of $32,809,550 Class C OP Units at a cost basis of $25 per share; (ii) our 12 year lease to the State of California's Office of Emergency Services (OES) executed in January 2023 for one of our existing assets located in Rancho Cordova, California that includes an attractive purchase option by the tenant; we expect to hear in the near-term if OES plans to exercise their option since the option period begins on May 1, 2024; and (iii) our property leased to Costco located in Issaquah, Washington until July 31, 2025, which offers compelling redevelopment opportunities following Costco's lease expiration given its higher density infill location and the fact that the land is zoned to allow for multi-family development. On April 1, 2024, we entered into an amendment to the January 11, 2024 purchase and sale agreement with KB Home, a national homebuilder for the sale of this property, for a revised sale price of $25,300,000 reflecting an agreement to reduce the sales price due to City of Issaquah’s setback requirements resulting in a reduced number of townhomes planned for the property. KB Home completed its due diligence on April 26, 2024 and deposited $1,407,500 into escrow on May1, 2024, bringing the total non-refundable deposit to $1,432,500. Completing the sale remains subject to the buyer obtaining development approvals and the sale would not close until 15 days following the earlier of (a) buyer obtaining all necessary development approvals, or (b) tenant vacating the property, but not prior to February 1, 2025, and not later than August 15, 2025 unless extended. The amendment to the purchase and sale agreement provides that the buyer can extend the outside closing date up to three times for 60 days for each extension. The nonrefundable extension fee for the first extension is $300,000 with 50% applicable to the purchase price. The nonrefundable extension fees for the second and third extensions are $200,000 and $300,000, respectively, and none of these extension fees will be applicable to the purchase price. The buyer is not affiliated with the Company or its affiliates.

(2)
Other non-core assets include one remaining legacy office property leased to Solar Turbines in San Diego and the Cummins office property in Nashville, Tennessee that was sold in February 2024. We define legacy assets as those assets inherited through prior mergers and acquisitions that were acquired by different management teams utilizing different investment objectives and underwriting criteria.

(3)
We do not allocate non-property expenses across our property-specific segments; therefore, we report these expenses separately under the Non-Property & Other caption in the table above. Such expenses and income include stock compensation expense, general and administrative, unrealized gains and losses on valuation of interest rate swaps, and other comprehensive items.

(4)
Non-Property & Other's interest expense, including unrealized loss on interest rate swaps and net of derivative settlements in the first quarter of 2024 includes $1,036,270 of unrealized gain on interest rate swaps and $1,670,732 of derivative cash settlements received.

(5)	Other income reflects management fees earned for managing the TIC Interest.

Modiv Industrial, Inc.
Consolidated Statements of Comprehensive (Loss) Income - Last Five Quarters

(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net income (loss)	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)

Other comprehensive (loss): cash flow hedge adjustment
Add: Amortization of unrealized holding gain on interest rate swap (a)	(253,092)	(258,655)	(253,092)	(253,093)	(250,311)
Comprehensive income (loss)	4,384,231	(2,100,706)	(7,158,334)	4,376,860	(4,829,232)

Net (income) loss attributable to noncontrolling interest in Operating Partnership	(912,864)	546,967	1,368,896	(649,643)	816,199
Other comprehensive loss attributable to noncontrolling interest in Operating Partnership: cash flow hedge adjustment
Add: Amortization of unrealized holding gain on interest rate swap (a)	62,184	44,959	44,264	44,341	37,141
Comprehensive (income) loss attributable to noncontrolling interest in Operating Partnership	(850,680)	591,926	1,413,160	(605,302)	853,340
Comprehensive income (loss) attributable to Modiv Industrial, Inc.	$3,533,551	$(1,508,780)	$(5,745,174)	$3,771,558	$(3,975,892)

(a)
Due to the $150 million Term Loan swap's failure to qualify as a cash flow hedge for each of the quarterly periods ended March 31, 2024, the unrealized gain on interest rate swap derivative on the consolidated balance sheet is being amortized on a straight-line basis, as a reduction to interest expense, through the maturity date of the Term Loan. The interest rate swap derivative instrument failed to qualify as a cash flow hedge during each of the quarterly periods presented because the swap was deemed ineffective due to the one-time cancellation option on December 31, 2024 as compared with the maturity of the Term Loan. The Company has begun, and intends to further explore various alternatives available to extend or restructure both of its swap cancellation options.

Modiv Industrial, Inc.
Earnings (Loss) Per Share - Last Five Quarters

(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Numerator - Basic:
Net income (loss)	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)
Less: net (income) loss attributable to noncontrolling interest in Operating Partnership	(912,864)	546,967	1,368,896	(649,643)	816,199
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$2,802,584	$(2,216,959)	$(6,458,221)	$3,058,435	$(4,684,597)

Numerator - Diluted:
Net income (loss)	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders and noncontrolling interests	$3,715,448	$(2,763,926)	$(7,827,117)	$3,708,078	$(5,500,796)

Denominator:
Weighted average shares outstanding - basic (a)	8,568,353	7,621,871	7,548,052	7,532,106	7,532,452
Operating Partnership Units - Class C (a)(b)(c)	2,790,905	—	—	1,599,898	—
Operating Partnership Units - Classes M, P and R (d)	—	—	—	1,506,307	—
Weighted average shares outstanding - diluted	11,359,258	7,621,871	7,548,052	10,638,311	7,532,452

Earnings (loss) per share attributable to common stockholders:
Basic	$0.33	$(0.29)	$(0.86)	$0.41	$(0.62)
Earnings (loss) per share attributable to common stockholders and noncontrolling interests:
Diluted	$0.33	$(0.29)	$(0.86)	$0.35	$(0.62)

(a)
An aggregate of 1,980,822 of Classes M, P and R Units automatically converted to Class C OP Units during the first quarter of 2024. An aggregate of 1,566,109 units of the 3,350,720 outstanding Class C OP Units were exchanged for Class C common stock during the first quarter of 2024.

(b)
We issued 1,312,382 Class C OP Units at an agreed upon value of $25.00 per unit in connection with our January 18, 2022 acquisition of a KIA auto dealership property in an “UPREIT” transaction. These units were not included in the computation of Diluted EPS for the quarters ended December 31, 2023, September 30, 2023 and March 31, 2023 and because their effect would be anti-dilutive. Half of these Class C OP Units or 656,191 units were exchanged for Class C common stock during the first quarter of 2024.

(c)
The weighted average Class C OP Units of 1,599,898 for the quarters ended March 31, 2024 and June 30, 2023 included the weighted effect of 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(d)
During the three months ended December 31, 2023, September 30, 2023 and March 31, 2023, the weighted average dilutive effect of 1,980,822, 1,506,307 and 1,506,307 shares, respectively, related to Classes M, P and R Operating Partnership units were excluded from the computation of Diluted EPS because their effect would be anti-dilutive. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the periods then ended.

Modiv Industrial, Inc.
FFO and AFFO - Last Five Quarters

(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net income (loss) (in accordance with GAAP)	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders and Class C OP Unit holders	3,715,448	(2,763,926)	(7,827,117)	3,708,078	(5,500,796)
FFO adjustments:
Depreciation and amortization of real estate properties	4,133,501	4,147,570	4,175,209	3,956,334	3,272,061
Amortization of lease incentives	(3,786)	(63,956)	40,397	88,570	88,570
Depreciation and amortization for unconsolidated investment in a real estate property	188,919	188,889	187,479	186,069	194,173
Impairment of real estate investment property	—	888,186	—	—	3,499,438
Loss (gain) on sale of real estate investments, net	(3,187,806)	—	1,708,801	—	—
FFO attributable to common stockholders and Class C OP Unit holders	4,846,276	2,396,763	(1,715,231)	7,939,051	1,553,446
AFFO adjustments:
Stock compensation (b)	1,378,502	1,381,001	8,469,867	660,170	660,169
Deferred financing costs	221,496	210,604	165,709	195,213	195,212
Due diligence expenses, including abandoned pursuit costs (c)	—	—	1,208	3,848	342,542
Amortization of deferred rents	(1,671,798)	(1,704,137)	(1,772,403)	(1,580,358)	(1,175,359)
Unrealized loss (gain) on interest rate swap valuation	(1,289,362)	3,400,138	(795,425)	(3,708,598)	1,722,185
Amortization of (below) above market lease intangibles, net	(211,599)	(211,600)	(204,011)	(195,901)	(196,282)
Decrease (increase) in fair value of investment in common/preferred stock	20,574	(978,658)	(440,000)	—	—
Other adjustments for unconsolidated investment in a real estate property	23,825	17,821	11,819	11,819	11,819
AFFO attributable to common stockholders and Class C OP Unit holders (d)	$3,317,914	$4,511,932	$3,721,533	$3,325,244	$3,113,732

Weighted Average Shares Outstanding:
Basic	8,568,353	7,621,871	7,548,052	7,532,106	7,532,452
Fully diluted (d) (e)	11,359,258	11,202,591	11,128,772	10,638,311	10,351,141

FFO Per Share:
Basic	$0.57	$0.31	$(0.23)	$1.05	$0.21
Fully diluted	$0.43	$0.21	$(0.23)	$0.75	$0.15

AFFO Per Share:
Basic	$0.39	$0.59	$0.49	$0.44	$0.41
Fully diluted	$0.29	$0.40	$0.33	$0.31	$0.30

(a)
Stock compensation expense in the third quarter of 2023 included a one-time non-cash catch-up adjustment of $7,822,197 related to our determination that at that time it was probable that we would achieve our performance target for FFO of $1.05 per diluted share for the year ended December 31, 2023, exclusive of the dilutive effect of the performance units and related stock compensation expense. Our FFO per fully diluted share excluding the dilutive impact of the performance units and the related stock compensation expense was $1.77 for the year ended December 31, 2023. The $0.72 of FFO per diluted share in excess of the performance target of $1.05 per diluted share exceeded the target by 69%. As a result of achieving our performance target of FFO of $1.05 per diluted share (excluding the performance units), our Class R OP Units automatically converted  based on a conversion ratio of 2.5 Class C OP Units for each Class R OP Unit for a total of 790,857 Class C OP Units, some of which were then exchanged for the Company's Class C Common Stock as of March 31, 2024. Stock compensation expense of $733,332 for the performance units was recorded for the fourth quarter of 2023 and the first quarter of 2024 to recognize the final vesting periods.

(b)
Stock compensation expense includes (i) amortization of the value of Class P OP Units granted to our Chief Executive Officer and Chief Financial Officer on December 31, 2019; (ii) amortization of the value of the time-based Class R OP Units granted to all of our employees, including the Chief Executive Officer and Chief Financial Officer, on January 25, 2021; and (iii) stock granted to our independent directors each quarter as partial consideration for their service as directors.

(c)
Abandoned pursuit costs for the first quarter of 2023 primarily reflect the write-off of due diligence costs incurred during 2022 and 2023 for a potential acquisition of a portfolio of industrial manufacturing properties that we abandoned due to changes in market conditions.

(d)
The weighted average Class C OP Units for the first quarter of 2024 and the second, third and fourth quarters of 2023 included the weighted effect of 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(e)
Includes the Class C, Class M, Class P and Class R OP Units to compute the weighted average number of shares during the first quarter of 2024 and for each of the four quarters ended December 31, 2023 presented above, including the performance portion of the Class R OP Units for the quarters ended September 30, 2023, December 31, 2023 and March 31, 2024.

Modiv Industrial, Inc.
Property Portfolio - FFO and AFFO - First Quarter of 2024

(Unaudited)
	Three Months Ended March 31, 2024
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (1)	Non-Property & Other (1)	Consolidated
Net income (loss) (in accordance with GAAP)	$4,086,953	$495,890	$194,658	$(140,178)	$4,637,323
Preferred stock dividends	—	—	—	(921,875)	(921,875)
Net income (loss) attributable to common stockholders and Class C OP Unit holders	4,086,953	495,890	194,658	(1,062,053)	3,715,448
FFO adjustments:
Depreciation and amortization of real estate properties	3,279,932	808,902	44,667	—	4,133,501
Amortization of lease incentives	(3,786)	—	—	—	(3,786)
Depreciation and amortization for unconsolidated investment in a real estate property	188,919	—	—	—	188,919
Gain on sale of real estate investments, net	(3,178,860)	—	(8,946)	—	(3,187,806)
FFO attributable to common stockholders and Class C OP Unit holders	4,373,158	1,304,792	230,379	(1,062,053)	4,846,276
AFFO adjustments:
Stock compensation	—	—	—	1,378,502	1,378,502
Deferred financing costs	174,661	41,096	5,739	—	221,496
Amortization of deferred rents	(1,105,220)	(580,439)	13,861	—	(1,671,798)
Unrealized gain on interest rate swap valuation	—	—	—	(1,289,362)	(1,289,362)
Amortization of (below) above market lease intangibles, net	(211,599)	—	—	—	(211,599)
Decrease in fair value of investment in common stock	—	—	—	20,574	20,574
Other adjustments for unconsolidated investment in a real estate property	23,825	—	—	—	23,825
AFFO attributable to common stockholders and Class C OP Unit holders	$3,254,825	$765,449	$249,979	$(952,339)	$3,317,914

Weighted average shares outstanding:
Basic	8,568,353	8,568,353	8,568,353	8,568,353	8,568,353
Fully diluted (2)(3)	11,359,258	11,359,258	11,359,258	11,359,258	11,359,258

FFO Per Share:
Basic	$0.51	$0.15	$0.03	$(0.12)	$0.57
Fully diluted (2)(3)	$0.39	$0.11	$0.02	$(0.09)	$0.43

AFFO Per Share:
Basic	$0.38	$0.09	$0.03	$(0.11)	$0.39
Fully diluted (2)(3)	$0.28	$0.07	$0.02	$(0.08)	$0.29

(1)	See Footnotes (1), (2), (3) and (4) of Property Portfolio Statement - Statement of Operations - First Quarter of 2024.

(2)	Weighted average fully diluted shares outstanding includes the following:

(i)	8,568,353 shares of Class C Common Stock; and

(ii)	2,790,905 Operating Partnership Units.

(3)	For the intraperiod allocation, we treat all component per share amounts as fully-diluted to correspond with the consolidated FFO and AFFO results reflected above.

Modiv Industrial, Inc.
Adjusted EBITDA - Last Five Quarters

(Unaudited)

	Three Months Ended
	March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023
Net income (loss) (in accordance with GAAP)	$4,637,323		$(1,842,051)		$(6,905,242)		$4,629,953		$(4,578,921)
Depreciation and amortization of real estate properties	4,133,501		4,147,570		4,175,209		3,956,334		3,272,061
Depreciation and amortization for unconsolidated investment in a real estate property	188,919		188,889		187,479		186,069		194,173
Interest expense (income), including unrealized gain or loss on interest rate swaps and net of derivative settlements (a)	2,307,149		7,045,059		2,922,918		(179,931)		4,018,792
Interest expense on unconsolidated investment in real estate property	94,234		95,801		96,375		95,932		95,485
Impairment of real estate investment property (b)	—		888,186		—		—		3,499,438
Stock compensation	1,378,502		1,381,001		8,469,867		660,170		660,169
Due diligence expenses, including abandoned pursuit costs	—		—		1,208		3,848		342,542
Gain (loss) on sale of real estate investments, net	(3,187,806)		—		1,708,801		—		—
Decrease (increase) in fair value of investment in common/preferred stock	20,574		(978,658)		(440,000)		—		—
Adjusted EBITDA	$9,572,396		$10,925,797		$10,216,615		$9,352,375		$7,503,739

Annualized adjusted EBITDA	$38,289,580		$43,703,188		$40,866,460		$37,409,500		$30,014,956

Net debt:
Debt	$281,153,337		$281,200,000		$284,284,849		$294,361,357		$214,436,983
Debt of unconsolidated investment in real estate property (c)	9,197,045		9,256,466		9,315,322		9,372,615		9,429,343
Cash and restricted cash	(18,404,990)		(3,129,414)		(5,641,610)		(9,912,109)		(13,280,104)
Cash of unconsolidated investment in real estate property (c)	(350,269)		(350,937)		(387,278)		(494,250)		(420,947)
	$271,595,123		$286,976,115		$287,571,283		$293,327,613		$210,165,275

Net debt / Adjusted EBITDA	7.1	x	6.6	x	7.0	x	7.8	x	7.0	x

(a)
Includes unrealized gains (losses) on swap valuations of $1,036,270, $(3,658,794), $542,332, $3,708,597 and $(1,722,184) in the first quarter of 2024 and each of the quarters ended December 31, 2023, respectively.

(b)
The impairment charges for the first and fourth quarters of 2023 relate to an office property located in Nashville, Tennessee leased to Cummins, Inc. through February 29, 2024 that was sold on February 28, 2024. We determined that an impairment charge in the first quarter of 2023 was triggered by expectations of a shortened holding period and estimated the property's fair value based upon market comparables at the time. The additional charge in the fourth quarter of 2023 was based on the sale agreement executed on December 15, 2023 reflecting the excess of the property's carrying value over the property's contracted sale price less estimated selling costs for the sale.

(c)	Includes our approximate 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash of our unconsolidated investment in real estate property.

Modiv Industrial, Inc.
Leverage Ratio

(Unaudited)

We calculate our leverage ratio in conformance with the definition used in our KeyBank credit facility as set forth below.

	As of
	March 31, 2024	December 31, 2023
Total Asset Value
Cash and cash equivalents	$18,404,990	$3,129,414
Borrowing base value (a)	482,245,137	471,126,446
Other real estate value	76,220,000	102,340,000
Pro-rata share of unconsolidated investment in a real estate property	28,401,787	28,402,455
Total asset value	$605,271,914	$604,998,315

Indebtedness
Credit facility term loan	$250,000,000	$250,000,000
Mortgage debt	31,153,337	31,200,000
Pro-rata share of unconsolidated investment in a real estate property	9,197,045	9,256,466
Total indebtedness	$290,350,382	$290,456,466

Leverage Ratio	48%	48%

(a)
The increase in borrowing base properties reflects the addition of the property leased to OES following repayment of the mortgage in December 2023, partially offset by the two properties sold in January and February of 2024.

Modiv Industrial, Inc.
Capitalization as of March 31, 2024

(Unaudited)

PREFERRED EQUITY
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock	$50,000,000
% of Total Capitalization	9%

COMMON EQUITY
Shares of Class C Common Stock	9,389,295
OP Units (Class M, Class P, Class R and Class C)	2,014,610
Total Class C Common Stock and OP Units	11,403,905
Price Per Share / Unit at March 31, 2024	$16.79
IMPLIED EQUITY MARKET CAPITALIZATION	$191,471,565
% of Total Capitalization	37%

DEBT
Mortgage Debt
Costco Property	$18,803,337
Taylor Fresh Foods Property	12,350,000
Total Mortgage Debt	$31,153,337
KeyBank Credit Facility
Revolver	$—
Term Loan (a) & (b)	250,000,000
Total Credit Facility	$250,000,000
TOTAL DEBT	$281,153,337
% of Total Capitalization	54%
% of Total Debt - Floating Rate Debt	—%
% of Total Debt - Fixed Rate Debt (a) (b) & (c)	100%
% of Total Debt	100%
ENTERPRISE VALUE
Total Capitalization	$522,624,902
Less: Cash and Cash Equivalents	(18,404,990)
Enterprise Value	$504,219,912

(a)
On May 10, 2022, we purchased a five-year swap at 2.258% on our $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 48% as of March 31, 2024. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The counter-party has a one-time right of cancellation on December 31, 2024. We are exploring various alternatives to extend or restructure the cancellation options on both of our existing swaps.

(b)
On October 26, 2022, we purchased another five-year swap at 3.44% on our $100,000,000 term loan commitment that results in a fixed interest rate of 5.24% based on our leverage ratio of 48% as of March 31, 2024. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The counter-party has a one-time right of cancellation on December 31, 2024.

(c)	The weighted average interest rate for the $281,153,337 Total Debt outstanding was 4.52% as of March 31, 2024.

Modiv Industrial, Inc.
Consolidated Balance Sheets

(Unaudited)

	As of
	March 31, 2024	December 31, 2023
Assets
Real estate investments:
Land	$104,858,693	$104,858,693
Buildings and improvements	399,767,923	399,666,781
Equipment	4,429,000	4,429,000
Tenant origination and absorption costs	15,707,458	15,707,458
Total investments in real estate property	524,763,074	524,661,932
Accumulated depreciation and amortization	(55,035,113)	(50,901,612)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	469,727,961	473,760,320
Unconsolidated investment in a real estate property	9,823,118	10,053,931
Total real estate investments, net, excluding real estate investments held for sale, net	479,551,079	483,814,251
Real estate investments held for sale, net	—	11,557,689
Total real estate investments, net	479,551,079	495,371,940
Cash and cash equivalents	18,404,990	3,129,414
Tenant deferred rent and other receivables	14,557,947	12,794,568
Above-market lease intangibles, net	1,295,459	1,313,959
Prepaid expenses and other assets	5,121,043	4,173,221
Investment in preferred stock	—	11,038,658
Interest rate swap derivatives	3,533,656	2,970,733
Other assets related to real estate investments held for sale	—	103,337
Total assets	$522,464,174	$530,895,830
Liabilities and Equity
Mortgage notes payable, net	$30,990,813	$31,030,241
Credit facility term loan, net	248,631,103	248,508,515
Accounts payable, accrued and other liabilities	3,851,814	4,469,508
Distributions payable	2,014,711	12,174,979
Below-market lease intangibles, net	8,638,505	8,868,604
Interest rate swap derivative	—	473,348
Other liabilities related to real estate investments held for sale	—	248,727
Total liabilities	294,126,946	305,773,922

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of March 31, 2024 and December 31, 2023 with an aggregate liquidation value of $50,000,000	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized, 9,732,805 shares issued and 9,389,295 shares outstanding as of March 31, 2024 and 8,048,110 shares issued and 7,704,600 shares outstanding as of December 31, 2023	9,733	8,048
Class S common stock, $0.001 par value, 100,000,000 shares authorized no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Additional paid-in-capital	336,284,720	292,617,486
Treasury stock, at cost, 343,510 shares held as of March 31, 2024 and December 31, 2023	(5,290,780)	(5,290,780)
Cumulative distributions and net losses	(145,342,118)	(145,551,586)
Accumulated other comprehensive income	2,335,701	2,658,170
Total Modiv Industrial, Inc. equity	187,999,256	144,443,338
Noncontrolling interests in the Operating Partnership	40,337,972	80,678,570
Total equity	228,337,228	225,121,908
Total liabilities and equity	$522,464,174	$530,895,830

Modiv Industrial, Inc.
Property Portfolio - Balance Sheets - March 31, 2024

(Unaudited)
	As of March 31, 2024
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (1)	Non-Property & Other (2)	Consolidated
Assets
Real estate investments:
Land	$58,986,797	$43,387,936	$2,483,960	$—	$104,858,693
Buildings and improvements	311,928,409	83,137,949	4,701,565	—	399,767,923
Equipment	4,429,000	—	—	—	4,429,000
Tenant origination and absorption costs	10,882,884	4,500,352	324,222	—	15,707,458
Total investments in real estate property	386,227,090	131,026,237	7,509,747	—	524,763,074
Accumulated depreciation and amortization	(39,697,586)	(14,367,018)	(970,509)	—	(55,035,113)
Total real estate investments, net, excluding unconsolidated investment in real estate property	346,529,504	116,659,219	6,539,238	—	469,727,961
Unconsolidated investment in a real estate property	9,823,118	—	—	—	9,823,118
Total real estate investments, net	356,352,622	116,659,219	6,539,238	—	479,551,079
Cash and cash equivalents	—	—	—	18,404,990	18,404,990
Tenant deferred rent and other receivables	9,916,712	4,602,599	38,636	—	14,557,947
Above-market lease intangibles, net	1,295,459	—	—	—	1,295,459
Prepaid expenses and other assets	2,339,721	132,056	86,604	2,562,662	5,121,043
Interest rate swap derivatives	—	—	—	3,533,656	3,533,656
Total assets	$369,904,514	$121,393,874	$6,664,478	$24,501,308	$522,464,174

Liabilities and Equity
Mortgage notes payable, net	$12,238,788	$18,752,025	$—	$—	$30,990,813
Credit facility term loan, net	196,877,434	45,093,329	6,660,340	—	248,631,103
Accounts payable, accrued and other liabilities	1,572,116	890,155	107,340	1,282,203	3,851,814
Distributions payable	—	—	—	2,014,711	2,014,711
Below-market lease intangibles, net	8,638,505	—	—	—	8,638,505
Total liabilities	219,326,843	64,735,509	6,767,680	3,296,914	294,126,946

Commitments and contingencies

Total Modiv Industrial, Inc. equity, net of due to affiliates	150,577,671	56,658,365	(103,202)	(19,133,578)	187,999,256
Noncontrolling interests in the Operating Partnership	—	—	—	40,337,972	40,337,972
Total equity	150,577,671	56,658,365	(103,202)	21,204,394	228,337,228
Total liabilities and equity	$369,904,514	$121,393,874	$6,664,478	$24,501,308	$522,464,174

(1)	See Footnotes (1) and (2) of Property Portfolio Statement - Statement of Operations - First Quarter of 2024.

(2)	Non-Property & Other's prepaid expenses and other assets include deferred financing fees on our Revolver and prepaid directors and officers insurance.

Modiv Industrial, Inc.
Debt Overview

(Unaudited)

	Outstanding Balance
	As of
Collateral	March 31, 2024	December 31, 2023	Interest Rate		Loan Maturity
Mortgage Notes:
Costco property	$18,803,337	$18,850,000	4.85	%(b)	1/1/2030
Taylor Fresh Foods property	12,350,000	12,350,000	3.85	%(b)	11/1/2029
	31,153,337	31,200,000
Less unamortized deferred financing costs	(162,524)	(169,759)
Mortgage notes payable, net	30,990,813	31,030,241

KeyBank Credit Facility (a):
Revolver	—	—	7.16	%(c)	1/18/2026
Term loan	250,000,000	250,000,000	4.53	%(d)	1/18/2027
Total Credit Facility	250,000,000	250,000,000
Less unamortized deferred financing costs	(1,368,897)	(1,491,485)
	248,631,103	248,508,515
Total debt, net	$279,621,916	$279,538,756	4.52	%(e)

(a)
Our $400,000,000 Credit Facility is comprised of a $150,000,000 Revolver and a $250,000,000 Term Loan. The Credit Facility includes an accordion option that allows us to request additional Revolver and Term Loan lender commitments up to a total of $750,000,000. As of the filing date of this Supplemental Data, the $250,000,000 Term Loan is fully drawn and the Revolver has zero outstanding balance.

(b)	Contractual fixed rate.

(c)
The interest rate on the Revolver is based on our leverage ratio at the end of the prior quarter. With our leverage ratio at 48% as of March 31, 2024, the spread over the Secured Overnight Financing Rate (‘‘SOFR’’), including a 10 basis point credit adjustment, is 185 basis points and the interest rate on the Revolver was 7.1625% as of March 31, 2024, although we had no outstanding borrowings under the Revolver. We also pay an annual unused fee of up to 25 basis points on the Revolver, based on the daily amount of the unused commitment.

(d)
To mitigate the risk of rising interest rates, on May 10, 2022, we purchased a five-year swap at fixing SOFR at 2.258% on the $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 48% as of December 31, 2023. On October 26, 2022, we purchased another five-year swap fixing SOFR at 3.44% on our $100,000,000 term loan commitment which results in a fixed interest rate of 5.24% based on our leverage ratio of 48% as of December 31, 202. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The weighted average interest rate on the Term Loan was 4.43% as of March 31, 2024. We are exploring various alternatives to extend or restructure the cancellation options on both of our existing swaps.

(e)	The weighted average interest rate for the $281,153,337 Total Debt outstanding was 4.52% as of March 31, 2024.

Modiv Industrial, Inc.
Covenants

Credit Facility and Mortgage Notes Covenants

The following is a summary of key financial covenants for our credit facility and mortgage notes, as defined and calculated per the terms of the facility's credit agreement and the mortgage notes' governing documents, respectively, which are included in our filings with the U.S. Securities and Exchange Commission. These calculations, which are not based on U.S. GAAP measurements are presented to demonstrate that as of March 31, 2024, we are in compliance with the covenants.

Unsecured Credit Facility Covenants	Required	March 31, 2024
Maximum leverage ratio	<60%	48%
Minimum fixed charge coverage ratio	>1.50x	1.94	x
Maximum secured indebtedness ratio	40%	5%
Minimum consolidated tangible net worth	$214,641,729	$283,372,341
Weighted average lease term (years)	7	16

Mortgage Notes Key Covenants	Debt service coverage ratio	March 31, 2024
Costco property	N.A.	N.A.
Taylor Fresh Foods property	1.5	3.4

Modiv Industrial, Inc.
Real Estate Acquisitions

(Unaudited)

The following table summarizes our property acquisition activity from January 1, 2023 through March 31, 2024:

Tenant and Location	Property Type	Acquisition Date	Area (Square Feet)	Lease Term (Years)	Annual Rent Increase	Acquisition Price	Initial Cap Rate	Weighted Average Cap Rate
Plastic Products, Princeton, MN	Industrial	January 2023	148,012	5.8	3.0%	6,368,776	7.5%	9.2%
Stealth Manufacturing, Savage MN	Industrial	March 2023	55,175	20.0	2.5%	5,500,000	7.7%	9.8%
Lindsay Precast, Gap, PA (a)	Industrial	April 2023	137,086	24.0	2.2%	18,343,624	7.5%	10.1%
Summit Steel, Reading, PA	Industrial	April 2023	116,560	20.0	2.9%	11,200,000	7.3%	9.7%
PBC Linear, Roscoe, IL	Industrial	April 2023	219,287	20.0	2.5%	20,000,000	7.8%	9.4%
Cameron Tool, Lansing, MI	Industrial	May 2023	93,085	20.0	2.5%	5,721,174	8.5%	10.9%
S.J. Electro Systems, Minnesota (2) and Texas	Industrial	May 2023	159,680	17.0	2.8%	15,975,000	7.5%	9.4%
Titan, Alleyton, TX	Industrial	May 2023	223,082	20.0	2.9%	17,100,000	8.2%	10.8%
Vistech, Piqua, OH	Industrial	July 2023	335,525	25.0	3.0%	13,500,000	9.0%	13.1%
SixAxis, Andrews, SC	Industrial	July 2023	213,513	25.0	2.8%	15,440,000	7.5%	10.5%
			1,701,005			$129,148,574

(a)	Includes $1,800,000 funding provided for improvements to the previously acquired Lindsay property in Franklinton, North Carolina.

Modiv Industrial, Inc.
Real Estate Dispositions

(Unaudited)

The following table summarizes our property disposition activity from January 1, 2023 through March 31, 2024.

Tenant and Location	Property Type	Disposition Date	Area (Square Feet)	Disposition Price	Cap Rate
Dollar General, Litchfield, ME	Retail	August 2023	9,026	1,247,974	7.5%
Dollar General, Wilton, ME	Retail	August 2023	9,100	1,452,188	7.7%
Dollar General, Thompsontown, PA	Retail	August 2023	9,100	1,111,831	7.7%
Dollar General, Mt. Gilead, OH	Retail	August 2023	9,026	1,066,451	8.1%
Dollar General, Lakeside, OH	Retail	August 2023	9,026	1,134,522	7.1%
Dollar General, Castalia, OH	Retail	August 2023	9,026	1,111,831	7.1%
Dollar General, Bakersfield, CA	Retail	August 2023	18,827	4,855,754	6.6%
Dollar General, Big Spring, TX	Retail	August 2023	9,026	1,270,665	6.8%
Dollar Tree, Morrow, GA	Retail	August 2023	10,906	1,293,355	8.0%
PreK Education, San Antonio, TX	Retail	August 2023	50,000	12,888,169	7.2%
Walgreens, Santa Maria, CA	Retail	August 2023	14,490	6,081,036	6.1%
exp US Services, Maitland, FL	Office	August 2023	33,118	5,899,514	10.6%
GSA (MSHA), Vacaville, CA	Office	August 2023	11,014	2,586,710	7.8%
EMC Shop (formerly Gap), Rocklin, CA	Flex	August 2023	40,110	5,466,960	8.1%
Levins, Sacramento, CA	Industrial	January 2024	76,000	7,075,000	7.5%
Cummins, Nashville, TN	Office	February 2024	87,230	7,950,000	N.A.
			405,025	$62,491,960

Modiv Industrial, Inc.
Top 20 Tenants

(Unaudited)

Tenant	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Lindsay	$5,277,576	13%	755,281	17%
KIA of Carson	3,982,356	10%	72,623	2%
Costco Wholesale	2,454,073	6%	97,191	2%
State of CA OES	2,458,473	6%	106,592	2%
AvAir	2,376,766	6%	162,714	4%
3M	1,885,467	5%	410,400	9%
Valtir	1,866,034	5%	293,612	7%
FUJIFILM Dimatix (a)	1,690,950	4%	91,740	2%
Taylor Fresh Foods	1,669,682	4%	216,727	5%
Pacific Bearing	1,560,000	4%	219,287	5%
Titan	1,433,250	4%	223,082	5%
Northrup Grumman	1,306,215	3%	107,419	2%
Vistech	1,239,300	3%	335,525	7%
SJE	1,225,528	3%	159,680	4%
SixAxis	1,171,083	3%	213,513	5%
Husqvarna	927,186	3%	64,637	1%
L3Harris	884,702	2%	46,214	1%
Summit Steel	838,960	2%	116,560	3%
Arrow-TruLine	796,958	2%	206,155	4%
WSP USA	756,627	2%	37,449	1%
Total Top 20 Tenants	$35,801,186	90%	3,936,401	88%

(a)	Reflects our approximate 72.71% tenant-in-common interest (“TIC Interest”).

Modiv Industrial, Inc.
Property Type

(Unaudited)

Property Type	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Industrial Core, including TIC Interest	38	$30,056,361	75%	4,166,797	93%
Tactical Non-Core (1)	3	9,183,235	23%	276,406	6%
Non-Core	1	621,427	2%	26,036	1%
Total Properties	42	$39,861,023	100%	4,469,239	100%

(1)
We categorize Tactical Non-Core Assets as those assets that offer compelling value-add or opportunistic investment characteristics when measured over a near-term or interim holding period. We currently hold three such assets: (i) our tactical non-core acquisition of a leading KIA auto dealership located in a prime location in Los Angeles County acquired in January 2022; this acquisition was structured as an UPREIT transaction resulting in a favorable equity issuance of $32,809,550 of Class C OP Units at a cost basis of $25.00 per share; (ii) our 12 year lease with the State of California’s Office of Emergency Services (OES) for an existing asset located in Rancho Cordova, California that includes an attractive purchase option by the tenant; we expect to hear in the near-term if OES plans to exercise their option since the option period begins on May 1, 2024; and (iii) our property leased to Costco located in Issaquah, Washington which offers compelling redevelopment opportunities following Costco’s lease expiration given its higher density infill location and the fact that the land is zoned for additional uses to include multi-family. In January 2024, we entered into a purchase and sale agreement with KB Home, a national homebuilder for the sale of this property, for a sale price of $28,650,000. On April 1, 2024, we entered into an amendment to the January 11, 2024 purchase and sale agreement for a revised sale price of $25,300,000 reflecting an agreement to reduce the sales price due to City of Issaquah’s setback requirements resulting in a reduced number of townhomes planned for the property. KB Home completed its due diligence on April 26, 2024 and deposited $1,407,500 into escrow on May 1, 2024, bringing the total non-refundable deposit to $1,432,500. Completing the sale remains subject to the buyer obtaining development approvals and the sale will not close until 15 days following the earlier of (a) buyer obtaining all necessary development approvals, or (b) tenant vacating the property, but not prior to February 1, 2025, and not later than August 15, 2025 unless extended. The amendment to the purchase and sale agreement provides that the buyer can extend the outside closing date up to three times for 60 days for each extension. The nonrefundable extension fee for the first extension is $300,000 with 50% applicable to the purchase price. The nonrefundable extension fees for the second and third extensions are $200,000 and $300,000, respectively, and none of these extension fees will be applicable to the purchase price. The buyer is not affiliated with the Company or its affiliates.

Modiv Industrial, Inc.
Tenant Industry Diversification

(Unaudited)

Industry	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Infrastructure	18	$10,296,848	26%	1,459,535	33%
Automotive	3	6,006,421	15%	501,233	11%
Aerospace/Defense	3	4,567,683	12%	316,347	7%
Industrial Products	3	4,372,654	11%	694,324	16%
Metals	5	2,465,386	6%	450,263	10%
Government	1	2,458,473	6%	106,592	2%
Retailer	1	2,454,073	6%	97,191	2%
Technology	2	2,297,582	6%	130,240	3%
Energy	2	2,054,677	5%	249,118	6%
Agriculture/Food Production	2	1,669,682	4%	295,584	7%
Medical	1	662,107	2%	20,800	—%
Plastics	1	555,437	1%	148,012	3%
Total	42	$39,861,023	100%	4,469,239	100%

Modiv Industrial, Inc.
Tenant Geographic Diversification

(Unaudited)

State	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
California	8	$11,951,609	30%	439,954	10%
Ohio	6	4,778,401	12%	1,016,742	23%
Arizona	2	4,046,447	10%	379,441	8%
Illinois	2	3,445,467	9%	629,687	14%
Washington	1	2,454,072	6%	97,191	2%
Pennsylvania	2	2,096,157	5%	253,646	6%
South Carolina	3	2,076,069	5%	343,422	8%
Florida	2	1,898,177	5%	204,211	4%
Texas	2	1,663,547	4%	255,969	6%
Minnesota	5	1,636,883	4%	377,450	8%
North Carolina	2	1,547,432	4%	134,576	3%
Colorado	3	856,937	2%	98,994	2%
Utah	1	515,194	2%	72,498	2%
Michigan	1	496,431	1%	93,085	2%
New York	2	398,200	1%	72,373	2%
Total	42	$39,861,023	100%	4,469,239	100%

Modiv Industrial, Inc.
Lease Expirations

(Unaudited)

10 Years and Thereafter Lease Expirations

As of March 31, 2024
Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
April to December 2024 (1)	—	—	—%	—%	$—	—%	—%
2025	3	144,027	3.2%	3.2%	3,737,608	9.4%	9.4%
2026	3	236,608	5.3%	8.5%	3,753,792	9.4%	18.8%
2027	1	64,637	1.5%	10.0%	927,186	2.3%	21.1%
2028	1	148,012	3.3%	13.3%	555,437	1.4%	22.5%
2029	2	84,714	1.9%	15.2%	1,491,334	3.7%	26.2%
2030	—	—	—%	15.2%	—	—%	26.2%
2031	—	—	—%	15.2%	—	—%	26.2%
2032	1	162,714	3.7%	18.9%	2,376,766	6.0%	32.2%
2033	1	216,727	4.8%	23.7%	1,669,682	4.2%	36.4%
Thereafter	30	3,411,800	76.3%	100.0%	25,349,218	63.6%	100.0%
Total	42	4,469,239	100.0%		$39,861,023	100.0%

Modiv Industrial, Inc.
Disclosures Regarding Non-GAAP and Other Metrics

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this supplemental report contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as FFO. FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, deferred rent, amortization of stock-based compensation, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, and write-offs of due diligence costs for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income or loss or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure. Furthermore, as described in the notes to our unaudited condensed consolidated financial statements, the conversion ratios for units of Class M limited partnership interest in the Operating Partnership, units of Class P limited partnership interest in the Operating Partnership and units of Class R limited partnership interest (“Class R OP Units”) in the Operating Partnership can increase if the specified performance hurdles are achieved. The increased conversion ratio for the Class R OP Units is reflected in the fully-diluted weighted average shares outstanding above.

Adjusted EBITDA

We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on investment in real estate and goodwill and intangibles, interest expense and non-cash items such as non-cash compensation expenses and write-offs of due diligence costs for abandoned pursuits We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

We define Net Debt as gross debt less cash and cash equivalents and restricted cash.

Leverage Ratio

We define our “leverage ratio” as total debt as a percentage of the aggregate fair value of our real estate properties, including our proportionate interest in real estate owned by unconsolidated entities, plus our cash and cash equivalents.

Annualized Base Rent (“ABR”)

ABR represents contractual annual base rent for the next 12 months.

Initial Cap Rate

We define “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Weighted Average Cap Rate

We define “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.